EXHIBIT 16.1

April 19, 2017

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Dear Sir/Madam:

We have read the statements included under Item 4.01 in the Form 8-K dated April 19, 2017 of Command Center, Inc. (the "Company") to be filed with the Securities and Exchange Commission and we agree with such statements insofar as they relate to our dismissal and our audits for the fiscal years ended December 30, 2016 and December 25, 2015. We cannot confirm or deny that the appointment of EKS&H LLLP was approved by the Board of Directors, or that they were not consulted prior to their appointment as auditors.

Very truly yours,

PMB Helin Donovan, LLP

/s/ PMB Helin Donovan, LLP

Austin, Texas